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                                                                    EXHIBIT 12.1

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                                                WinStar Communications, Inc

                         Ratio of earnings to combined fixed charges and preferred stock dividends

                                                       (in thousands)
                                                                                                                      Ten months
                                                                                                                        ended
                                                                                  Year Ended February 28,            December 31,
                                                                       -----------------------------------------   ----------------

                                                                           1993            1994            1995            1995
                                                                           ----            ----            ----            ----

EARNINGS:
       Net loss from continuing operations
               before income taxes                                       $ (4,594)        $(8,205)       $ (7,226)      $ (16,094)
       Adjustments to Earnings:
               Fixed Charges, as Detailed Below                               674             915             900           8,063
               Interest Capitalized                                             -               -               -             -

               Extraordinary item                                               -            (194)              -             -


               Minority interest in WinStar Gateway Network                     -            (155)              -             -

                                                                     -------------   -------------   -------------   -------------

       Earnings as Adjusted                                              $ (3,920)        $(7,639)       $ (6,326)      $  (8,031)
                                                                     =============   =============   =============   =============


FIXED CHARGES:

       Interest Expense                                                  $    567         $   793        $    733       $   7,715
       Capitalized Interest                                                     -               -               -               -
       Portion of Rental Expense which is
         Representative of Interest                                           107             122             167             348
                                                                     -------------   -------------   -------------   -------------

          Total Fixed Charges                                                 674             915             900           8,063

PREFERRED STOCK DIVIDENDS:                                                     85              68              62             216
                                                                     -------------   -------------   -------------   -------------

COMBINED FIXED CHARGES AND

       PREFERRED STOCK DIVIDENDS:                                        $    759         $   983        $    962       $   8,279
                                                                     =============   =============   =============   =============


DEFICIENCY IN EARNINGS TO COVER COMBINED
       FIXED CHARGES AND PREFERRED

       STOCK DIVIDENDS:                                                  $ (4,679)        $(8,622)       $ (7,288)      $ (16,310)
                                                                     =============   =============   =============   =============

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                                                         Year Ended December 31, 1996         Nine Months Ended September 30,
                                                         --------------------------------------------------------------------------
EARNINGS:                                                                                                                  1997
                                                           ACTUAL          PRO FORMA       1996          1997            PRO FORMA
                                                           ------          ---------       ----          ----            ---------

       Net loss from continuing operations
               before income taxes                      $  (82,713)    $   (259,058)    $ (49,411)   $   (164,078)       $(261,918)
       Adjustments to Earnings:
               Fixed Charges, as Detailed Below             38,520          103,891        27,783          56,358           81,888
               Interest Capitalized                           (320)            (320)           -           (1,213)          (1,213)

               Extraordinary item                              -            -                  -              -                -


               Minority interest in
                    WinStar Gateway Network                    -            -                  -              -                -

                                                      -------------  ---------------   -----------  --------------   --------------

       Earnings as Adjusted                             $  (44,513)    $   (155,487)    $ (21,628)   $   (108,933)       $(181,243)
                                                      =============  ===============   ===========  ==============   ==============


FIXED CHARGES:

       Interest Expense                                 $   36,834     $    101,705     $  26,758    $     53,137        $  78,667
       Capitalized Interest                                    320              320            -            1,213            1,213
       Portion of Rental Expense which is
         Representative of Interest                          1,366            1,866         1,025           2,008            2,008
                                                      -------------  ---------------   -----------  --------------   --------------

          Total Fixed Charges                               38,520          103,891        27,783          56,358           81,888

PREFERRED STOCK DIVIDENDS:                                       -           31,826            -            3,881           23,682
                                                      -------------  ---------------   -----------  --------------   --------------

COMBINED FIXED CHARGES AND

       PREFERRED STOCK DIVIDENDS:                       $   38,520     $    135,717     $  27,783    $     60,239        $ 105,570
                                                      =============  ===============   ===========  ==============   ==============


DEFICIENCY IN EARNINGS TO COVER COMBINED
       FIXED CHARGES AND PREFERRED

       STOCK DIVIDENDS:                                 $  (83,033)    $   (291,204)    $ (49,411)   $   (169,172)       $(286,813)
                                                      =============  ===============   ===========  ==============   ==============

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